Exhibit 10.3

Samuel Colt Wilson

January 13, 2020

Re:	Temporary Secondment from the United States to the United Kingdom

Dear Samuel:

It is our pleasure to present you with the opportunity of a temporary secondment from your position with 8x8, Inc. (“Home Company”) to work with 8x8 UK Ltd. (“Host Company”) in the United Kingdom. Provided you obtain the necessary work permits and related documents, the secondment is expected to begin no later than January 20, 2020 and to last up to January 20, 2022 and may be extended for up to an additional six months by agreement between you and the Host Company (the “Secondment Term”).

During the Secondment Term, the terms and conditions of your employment with Home Company will remain applicable, unless expressly modified by the contents of this letter. In the event of any inconsistency between this letter and the terms and conditions of your employment with Home Company, this letter prevails to the extent of that inconsistency.

As part of your secondment, you will hold the position of Chief Customer Officer and Managing Director of EMEA. In that role, you will continue to report to the CEO, Vikram Verma. You also may be subject to instructions given by the management of Home Company.

Taxes & Social Charges

The intent of tax equalization is to ensure that your ultimate income and social tax burden while on international assignment will be approximately the same as the income and social tax burden that you would have incurred had you remained in the Home Company location. It is designed and intended to yield neither an economic benefit nor economic detriment to you as a result of having gone on assignment.

In general, under the concept of tax equalization, your contribution to the overall tax burden will be hypothetical income and social taxes based on: (1) your Home Company income including base, bonus, equity compensation, 401K, etc.; (2) your personal income such as interest, dividends, spousal income, capital gains, etc.; (3) less all applicable deductions. This hypothetical tax will be calculated at the beginning at the tax year by the tax provider and the Home Company will retain the prorated per-pay period amount from your base pay in lieu of actual federal income tax deductions. By signing this agreement, you are allowing the Home Company to retain the hypothetical tax from your pay.

The Company will in turn pay all world-wide taxes on your behalf for amounts covered by this agreement during the Secondment Term. Employees may be required to provide notice prior exercise of stock options to ensure tax planning alternatives for employee and Company are fully reviewed and maximized.

By accepting this agreement, you acknowledge that all interpretations of tax equalization shall be made by the Company in its sole discretion. You further understand and agree that, all tax positions affecting income, deductions and credits outside the scope of this agreement (i.e. amounts not covered by this agreement) are your sole responsibility. The Company is not liable for any taxes, penalties, or interest resulting from a successful challenge by any tax authority of any item not covered by this agreement.

All tax refunds related to your assignment are repayable to the Company and may be factored into your hypothetical tax calculation. All foreign tax credits generated by the Home Company are the property of the Home Company.

You are fully responsible for all penalties and interest charges assessed by any tax authority due to your failure to: (1) provide information on a timely basis, (2) notify of any significant stock option transactions, or (3) cooperate with the Home Company with respect to the tax equalization process. You must provide personal earnings and expense data on a timely basis, as well as copies of local, state and federal or national income tax returns.

If your employment is terminated with the Home Company for any reason (voluntary or involuntary) prior to the conclusion of any tax equalization period, you remain bound by this agreement as if still employed by the Home Company. In addition, in the event of termination of your employment, the Home Company shall have the right to estimate the hypothetical tax and, upon demand, such hypothetical tax shall be immediately due and payable by you to the Home Company.

The Home Company may apply for a certificate of coverage from the United States Social Security Administration to exempt you from the United States social security and related taxes.

You agree, acknowledge, and understand that the Home Company has not rendered any advice regarding the tax consequences and/or requirements of your secondment.

Secondment Benefits

In connection with your secondment, subject to the terms and conditions of this letter and your continuous employment with the Home Company in good standing, the Home Company agrees to pay on your behalf and/or reimburse you, for secondment expenses that you actually incur in connection with temporarily relocating to the United Kingdom. These secondment expenses may include:

•	the reasonable cost in obtaining the appropriate work permit for you and your immediate family;

•	airfare for you and your immediate family to and from the United States;

•	the reasonable costs associated with moving household goods and personal effects to the United Kingdom;

•
the cost of reasonable accommodation/rental fees for housing in the United Kingdom (subject to you agreeing on the rental fees upfront and you providing the Home Company with a copy of your rental agreement); and

•	fees associated with the preparation of any United States federal, state or United Kingdom tax returns for taxes incurred during the duration of your temporary secondment in United Kingdom.

The Home Company agrees to pay up to a maximum of USD 150,000, per year for the duration of your assignment, for the foregoing relocation expenses. The expenses set forth above shall herein be referred to as the “Secondment Expenses.” The Home Company reserves the right at all times to pay vendor(s) directly on your behalf for Secondment Expenses, and/or to choose or approve specific vendors at the Home Company’s expense for your temporary secondment. As a condition to payment of Secondment Expenses, you may be required to submit actual receipts for Secondment Expenses via the Home Company’s online expense system no later than thirty (30) calendar days after the date on which you have incurred any Secondment Expense; otherwise the Home Company shall have no obligation to reimburse such Secondment Expenses.

This letter serves as written consent to your relocation to the United Kingdom and your repatriation to California in relation to the 2017 Executive Severance Policy. If, during your temporary secondment, you resign or are terminated “for cause” (definition of “cause” throughout this letter is as outlined in the 2017 Executive Severance

Policy and includes violation of policy, misconduct and performance issues), you shall reimburse the Home Company 100% of the Secondment Expenses paid on your behalf and/or reimbursed to you, and to the extent permissible by applicable law the Home Company shall be authorized to withhold such Secondment Expenses from any payments due to you.

Any reimbursement of expenses or in-kind benefit you are entitled to receive pursuant to this Agreement, other than any tax equalization payments, shall, to the extent subject to Section 409A of the Internal Revenue Code, be subject to the following: (a) such reimbursements shall be paid no later than the last day of your taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Immigration

You must obtain any necessary work permits and related documents, and this offer is contingent upon your obtaining any such permits and related documents. You are responsible to make sure that you provide all information requested in a timely manner to enable the completion of immigration documents. You must also obtain and maintain your passport to allow for travel to and from the United Kingdom during and on completion of the Secondment Term. If you lose your authorization to work in United Kingdom at any time, for any reason during the Secondment Term, your secondment will automatically terminate and you will be repatriated to California in the USA at the Home Company’s reasonable cost as determined by the Home Company in its sole discretion.

Repatriation and At-Will Employment

It is anticipated that you will be repatriated to California in the USA at the end of the Secondment Term, and Home Company will make every effort to find a position for you within Home Company that is compatible with your skills, performance level and preferences. However, you shall at all times remain an at-will employee of Home Company and you shall not have any entitlement or guarantee of any position with Home Company and the Home Company reserves the right to modify your secondment terms, compensation, position, duties or reporting relationship to meet business needs.

Upon your repatriation at the end of the Secondment Term, the Home Company will pay reasonable relocation costs in order to relocate you and your spouse and your personal effects back to California in the USA subject to the provisions of this letter.

Termination of Secondment

Home Company may, at is sole discretion, terminate the secondment with immediate effect before the expiration of the Secondment Term.

If you resign from your employment with the Home Company during the Secondment Term, this letter and your secondment will automatically terminate. The Home Company may pay reasonable relocation costs in order to relocate you and your spouse and your personal effects back to the USA at its discretion.

If your employment with the Home Company is terminated during the Secondment Term, this letter and your secondment will automatically terminate, and the Home Company will pay reasonable relocation costs in order to relocate you and your spouse and your personal effects back to the USA. However, in those circumstances where your employment is terminated for Cause, the Home Company does not recognize an obligation to return you and your spouse and your personal effects to the USA, unless required by law.

Data Privacy

In this clause, "Employee Privacy Notice" means a notice (or notices) providing information under Articles 13 and 14 of the General Data Protection Regulation together with any applicable local data protection laws regarding the processing of your personal data in connection with this letter and your assignment. You confirm that you have read and understood each of:

•	the Company's data protection policy, a copy of which is contained in the Employee Handbook available on the Company intranet; and

•	the Employee Privacy Notice, a copy of which is available for review on the Company intranet.

You shall use all reasonable endeavours to keep the Home Company and Host Company informed of any changes to your personal data.

You acknowledge that in the course of the assignment you will have access to personal data and special categories of data relating to other employees and client/customers or contacts at clients/customers and you agree to comply with the Host Company's data protection policies and procedures in respect of such data at all times.
The Host Company may change its data protection policy and update the Employee Privacy Notice at any time and will notify employees and assignees in writing of any changes. The Employee Privacy Notice does not form part of this assignment.

Third-Party Beneficiary

Home Company and Host Company are each third-party beneficiaries of this agreement and each of them has the full right and power to enforce rights, interests and obligations under this agreement without limitation or restriction.

Choice of Law

This letter will be governed and construed in accordance with the laws of California, USA, excluding conflicts of laws rules.

Entire Agreement

This letter states the terms and conditions as well as the Home Company’s entire understanding of your temporary secondment. This letter supersedes any prior representations or agreements, whether written or oral, concerning the subject matter herein. The conditions contained within this letter may not be modified or amended except by written agreement signed by both you and the Home Company.

Severability

Should any provision of this letter be or become or be held invalid, ineffective or unenforceable, whether in whole or in part, all other provisions will remain in full force and effect. Any invalid, ineffective or unenforceable provision will be deemed to be automatically amended and/or replaced by a valid, effective and enforceable provision, which accomplishes as far as possible the purpose and intent of the parties.

You understand that the terms of this letter apply only to your temporary secondment in the United Kingdom during the Secondment Term.

Your signature below will inform us of your acceptance of this secondment offer and of your agreement to its provisions. Please feel free to discuss this offer or any other aspects with a representative of Home Company’s Human Resources Department at 2125 O’Nel Drive, San Jose California 95131.

Sincerely,

/s/ Vikram Verma
Vikram Verma
President and Chief Executive Officer

I agree to the terms of my temporary secondment, as indicated herein.

/s/ Samuel Wilson
Samuel Wilson
Date: February 24, 2020